Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” and “General Information” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A) (Post-Effective Amendment No. 2 to File No. 333-169582; Amendment No. 7 to File No. 811-22478) of the Bennett Group of Funds of our report dated June 28, 2012 on the financial statements and financial highlights of the Bennett New Economic Era Global Conservative Fund (formerly Bennett Conservative Fund) and Bennett New Economic Era Global Growth Fund (formerly Bennett Growth Fund) constituting the Bennett Group of Funds included in the April 30, 2012 Annual Report to shareholders.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
August 27, 2012